Exhibit 10(b)


               AMENDMENT No. 2 dated as of September 16,
     1994 to Employment Agreement dated as of May 1, 1993 as amended by Amendment No. 1 thereto dated March 18, 1994 (said Employment Agreement as so amended being herein-after called the "Employment Agreement"), between The Pittston Company, a Virginia corporation (the "Company"), and Joseph C. Farrell, residing at 53 Londonderry Drive, Greenwich, Connecticut 06830 (the "Employee").

          The Company and the Employee desire to further amend the Employment Agreement so as to provide additional assurance that the Supplemental Retirement Benefit under Paragraph 3(c) thereof will be paid in the event of a Change in Control as hereinafter defined.

          Accordingly, the Company and the Employee agree as follows:

          1. The Employment Agreement is hereby amended by inserting the following Paragraph 3A immediately before Paragraph 4 of the Employment Agreement:

               3A. Supplemental Retirement Benefit; Change in Control. The provisions of this Paragraph 3A shall be controlling, anything in the other provisions of this Agreement to the contrary notwithstanding.
               (a)  In the event that a Change in
     Control (as hereinafter defined in subparagraph
     (b) of this Paragraph 3A) shall occur or the Company's Board of Directors shall in its dis-cretion determine that a Change in Control is anticipated within 90 days from the date of such determination, the Company shall forthwith take such action as shall be necessary or appropriate to activate the trust agreement dated as of September 16, 1994 between the Company and The
     Chase Manhattan Bank (National Association), as trustee, by the payment in cash to the trustee under such trust agreement of the aggregate amount which A. Foster Higgins & Co. Inc. (or another nationally recognized firm of actuaries selected by the Board) shall determine, on the basis of mortality and other assumptions at the time applicable under the Pittston Pension Plan, to be required to provide all projected benefit obliga-tions to the Employee (or his beneficiary) under Paragraph 3(c) of this Agreement, as of the date the Change in Control occurs or as of the date of such determination, as the case may be. All expenses and income and other taxes in connection with the establishment and operation of such trust shall be paid by the Company.
               (b)  For purposes of this Paragraph 3A,
     a Change in Control shall be deemed to occur if either (i) any person, or any two or more persons acting as a group, and all affiliates of such person or persons, shall own beneficially more than 20% of the total voting power in the election of directors of the Company of shares of all classes of Common Stock of the Company outstanding
     (exclusive of shares held by any corporation of which shares representing at least 50% of the ordinary voting power are owned, directly or indirectly by the Company) pursuant to a tender offer, exchange offer or series of purchases or other acquisitions, or any combination of those transactions, or (ii) there shall be a change in the composition of the Company's Board of Directors at any time within two years after any tender offer, exchange offer, merger, con-solidation, share exchange, sale of assets or contested election, or any combination of those transactions (a "Transaction"), so that (i) the persons who were directors of the Company immediately before the first such Transaction cease to constitute a majority of the board of directors of the corporation which shall there-after be in control of the companies or other entities that were parties to or otherwise involved in such first Transaction, or (ii) the number of persons who shall thereafter be directors of such corporation shall be fewer than two-thirds of the number of directors of the Company immediately prior to such first Trans-action. A Change in Control shall be deemed to take place upon the first to occur of the events specified in the foregoing clauses (i) and (ii).
               (c)  In addition to all other rights
     under applicable law, the Employee shall, from and after the date on which a Change in Control shall occur or be anticipated as provided in subpara-graph (b) above, have the right to bring an action to enforce the provisions of this Paragraph 3A by seeking injunctive relief and/or damages, and the Company shall be obligated to pay or reimburse the Employee to the extent that he prevails, in whole or in substantial part, for all reasonable expenses, including attorney's fees, in connection with such action.
               (d)  The foregoing provisions of this
     Paragraph 3A shall be construed liberally to the end that accrued benefits under this Paragraph 3A shall be assured to the fullest extent prac-ticable; provided, however, that nothing in this Paragraph 3A shall be construed in a manner that would subject the Employee to current taxation on establishment of the trust.
               (e)  Nothing in this Paragraph 3A shall
     of itself be deemed to increase the amount of any accrued benefits to which the Employee shall have become entitled under Paragraph 3(c) of this Agreement. The establishment and activation of the trust agreement referred to in subparagraph
     (a) of this Paragraph 3A shall not be deemed to relieve the Company of its obligations to the Employee under such Paragraph 3(c) except pro tanto to the extent that amounts in respect thereof are paid under such trust agreement to the Employee.

          2.  Except as hereinabove provided, the Employment
Agreement shall remain in full force and effect.

          IN WITNESS WHEREOF, the parties have executed this Amendment as of September 16, 1994.

                                 THE PITTSTON COMPANY

                                 By_______________________
                                   Vice President, General
                                    Counsel and Secretary

APPROVED:


__________________________
     Robert H. Spilman
Chairman, Compensation and
Benefits Committee of the
  Board of Directors               ________________________
                                       Joseph C. Farrell